Exhibit 5.6

September 25, 2012

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Re:	Biomet, Inc. Guarantees for 10% Senior Notes Due 2017 and 11 5/8% Senior Subordinated Notes Due 2017.

Ladies and Gentlemen:

We have acted as special Indiana counsel to Biomet U.S. Reconstruction, LLC, an Indiana limited liability company (“Reconstruction”), and Biomet Trauma, LLC, an Indiana limited liability company (“Trauma” and together with Reconstruction, the “Indiana Guarantors” and, each, an “Indiana Guarantor”), in connection with the Registration Statement on Form S-1/A (together with the Registration Statement on Form S-1 filed on September 17, 2012, the “Registration Statement”) being filed by Biomet, Inc. (the “Company”) today with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with market-making activities of an affiliate of the Company in respect of the Company’s outstanding 10% Senior Notes due 2017 (the “Senior Notes”) and outstanding 11 5/8% Senior Subordinated Notes due 2017 (the “Subordinated Notes” and together with the Senior Notes, the “Notes”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in Exhibit A attached hereto or in the applicable Transaction Documents, as the case may be.

Except as described in this letter, we are not generally familiar with the Company’s or the Indiana Guarantors’ businesses, records, transactions or activities. Our knowledge of their businesses, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and that otherwise has been brought to our attention by certificates executed and delivered to us by an officer of each Indiana Guarantor in connection with this opinion letter. We have examined copies, certified or otherwise identified to our satisfaction, of the documents listed in the attached Exhibit A, which is made a part hereof. For the purposes of this opinion letter, the documents listed as items 1 through 7 in Exhibit A are the “Transaction Documents” and the documents listed as items 8 through 12 in Exhibit A are hereinafter referred to collectively as the “Authorization Documents”.

In rendering our opinion, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have made such examination of the laws of the State of Indiana as we deemed relevant for

Biomet, Inc.

September 25, 2012

purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the laws of the State of Indiana. In addition, no opinion expressed herein is intended or shall be construed to be an opinion on choice of law of conflicts of law.

We have relied upon and assumed the truth and accuracy of the factual representations, certifications and warranties made in the Transaction Documents and the Authorization Documents and have not made any independent investigation or verification of any factual matters stated or represented therein. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Company or the Indiana Guarantors. Our representation of the Company and the Indiana Guarantors is limited to the transactions contemplated by the Transaction Documents and other matters specifically referred to us by them.

In rendering this opinion letter to you, we have assumed with your permission:

(a)        The genuineness of all signatures, the legal capacity and competency of natural persons executing the Transaction Documents and the Authorization Documents, whether on behalf of themselves or other persons or entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

(b)        The documents that have been or will be executed and delivered in consummation of the transactions contemplated by the Transaction Documents are or will be identical in all material and relevant respects with the copies of the documents we have examined and on which this opinion is based.

(c)        Each of the Transaction Documents has been completed, executed and delivered in the forms submitted to us for review, with all required schedules and exhibits attached and all blanks appropriately filled in.

(d)        The Authorization Documents are accurate and have not been amended or rescinded.

(e)        The respective factual representations, statements and warranties of the Indiana Guarantors in the Transaction Documents and the Authorization Documents, and in the other documents that we have reviewed, and upon which we have relied, are accurate, complete and truthful.

(f)        All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

Biomet, Inc.

September 25, 2012

(g)        We have not examined and render no opinion regarding any transaction document incorporated by reference into any of the Transaction Documents (other than as set forth above), and we have assumed, with your permission, that any such document so incorporated does not affect the opinions hereby given.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1.        Each Indiana Guarantor is a limited liability company duly organized and validly existing under the law of the State of Indiana for which no Articles of Dissolution appear as filed in the Indiana Secretary of State’s records.

2.        Each Indiana Guarantor has all requisite limited liability company power and limited liability company authority under the law of the State of Indiana to enter into and deliver the Indentures to which it is a party and to perform its respective obligations under the guarantees set forth in the Indentures.

3.        The execution and delivery by each Indiana Guarantor of the Indentures to which it is a party and the performance by such Indiana Guarantor of its obligations thereunder have been duly authorized by all requisite limited liability company action on the part of such Indiana Guarantor.

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation or expand any opinion rendered.

A.        We have not considered and do not express an opinion with respect to any Federal or state (including Indiana) securities, tax, or antitrust laws and regulations. Our opinions set forth in this letter are expressly subject to the effect of the application of all Federal and state (including Indiana) securities, tax and antitrust laws and regulations.

B.        We express no opinion as to the legality, validity, binding effect and/or enforceability of any Transaction Document.

The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise.

Biomet, Inc.

September 25, 2012

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading “LEGAL MATTERS”. In giving this consent, we do not imply or admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ice Miller LLP

EXHIBIT A

LIST OF DOCUMENTS REVIEWED

1.	Registration Statement.

2.	Supplemental Indenture No. 2, dated as of July 13, 2012, between Reconstruction and Wells Fargo Bank, National Association regarding the Senior Notes (“Indenture I”).

3.	Supplemental Indenture No. 2, dated as of July 13, 2012, between Reconstruction and Wells Fargo Bank, National Association regarding the Subordinated Notes (“Indenture II”).

4.	Supplemental Indenture No. 3, dated as of July 30, 2012, between Trauma and Wells Fargo Bank, National Association regarding the Senior Notes (“Indenture III”).

5.	Supplemental Indenture No. 3, dated as of July 30, 2012, between Trauma and Wells Fargo Bank, National Association regarding the Subordinated Notes (“Indenture IV” and together with Indenture I, Indenture II and Indenture III, the “Indentures”).

6.	Senior Notes Indenture, dated as of September 25, 2007, among LVB Acquisition Merger Sub, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association.

7.	Senior Subordinated Notes Indenture, dated as of September 25, 2007, among LVB Acquisition Merger Sub, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association.

8.	Certificate of Existence of each Indiana Guarantor, issued by the Indiana Secretary of State, dated September 19, 2012.

9.	Articles of Organization for Trauma and Reconstruction certified by the Indiana Secretary of State on September 19, 2012, to be a true and complete copy of the Articles of Organization of such Indiana Guarantor, as amended (each, “Articles of Organization”).

10.	Operating Agreement of each Indiana Guarantor, as certified by an authorized officer of the applicable Indiana Guarantor as of the date hereof, to be a true and complete copy of the operating agreement of such Indiana Guarantor.

11.	Unanimous Written Consent of each Indiana Guarantor, as certified by an authorized officer of such Indiana Guarantor as of the date hereof.

12.	Certificate of an officer of each Indiana Guarantor, dated the date hereof, as to certain factual matters.

Exhibit A